EXHIBIT 4.12

AMENDMENT NO.  1

THIS AGREEMENT made the 20th day of March, 2008.

BETWEEN:

ONCOLYTICS BIOTECH INC.

(“Oncolytics”)

- and -

MARY ANN DILLAHUNTY

(the “Employee”)

WHEREAS Oncolytics and the Employee entered into an Employment Agreement dated the 12th day of January, 2007, as amended pursuant to Amending Agreement #1 dated December 3, 2007 (the “Employment Agreement)”

AND WHEREAS the parties wish to amend the Employment Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 –Amendments

The Employment Agreement is hereby amended:

(a)	by replacing Section 3(1) with the following:

“Commencing January 1, 2008, Oncolytics shall pay to the Employee a salary of TWO HUNDRED THIRTY-ONE THOUSAND SEVEN HUNDRED AND FIFTY UNITED STATES DOLLARS (US$231,750.00) per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of NINETEEN THOUSAND THREE HUNDRED TWELVE UNITED STATES DOLLARS AND FIFTY CENTS (US$19,312.50) on the last day of each month.”

(b)	by replacing Section 4 with the following:

“The Employee shall be entitled to payment in lieu of employment benefits (medical, dental, etc,) of a total of TWENTY EIGHT THOUSAND SEVEN HUNDRED AND

FIFTY-FIVE UNITED STATES DOLLARS (US$28,755.00) annually, payable pro rata with the Employee’s monthly payment of salary.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2008.

(2)           In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ Brad Thompson

Brad Thompson
President & CEO

Per:      /s/ Doug Ball

Doug Ball
Chief Financial Officer

/s/ T. Gene Dillahunty	/s/ Mary Ann Dillahunty
WITNESS	MARY ANN DILLAHUNTY